As filed with the Securities and Exchange Commission on December 29, 1998.

                                                  Registration No. 333- _______


                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BUTLER INTERNATIONAL, INC.
       -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    Maryland                        06-1154321
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            (State or other jurisdiction of      (I.R.S. Employer
            incorporation or organization)      Identification No.)

        110 Summit Avenue, Montvale, New Jersey          07645
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       (Address of Principal Executive Offices)        (Zip Code)

       Butler International, Inc. Supplemental Executive Retirement Plan
       -----------------------------------------------------------------
                            (Full title of the plan)

                          Warren F. Brecht, Secretary
                           Butler International, Inc.
                 110 Summit Avenue, Montvale, New Jersey 07645
                 ---------------------------------------------
                    (Name and address of agent for service)

                                (201) 573-8000
       -----------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Title of securities       Amount to be            Proposed                Proposed               Amount of
  to be registered         registered             maximum                  maximum            Registration fee
                                                  offering           aggregate offering
                                               price per unit             price(1)
-----------------------------------------------------------------------------------------------------------------
 Butler                         $2,000,000                   100%            $2,000,000                     $556
 International, Inc.
 Supplemental
 Executive
 Retirement Plan
 Obligations(2)

(1)  Estimated solely for the purpose of determining the registration fee.

(2) The Butler International, Inc. Supplemental Executive Retirement Plan obligations are unsecured obligations of Butler International, Inc. to pay deferred compensation in the future in accordance with the Butler International, Inc. Supplemental Executive Retirement Plan.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Incorporation of Documents by Reference


     The documents listed in (a) through (c) below are incorporated by reference in this registration statement and all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a) The registrant's latest annual report filed pursuant to section 13(a) or 15(d) of the Exchange Act.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the class of securities contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Description of Securities

     Under the Butler International, Inc. Supplemental Executive Retirement Plan (the "Plan"), certain highly compensated senior management and other highly compensated employees of Butler International, Inc. (the "Company") and certain of its subsidiaries may defer a portion of their eligible compensation. "Eligible compensation" means the compensation that would have been recognized under the Company's qualified plan if such pay were not required to be reduced by any deferrals made under the Plan nor limited by any maximum stated in the Internal Revenue Code.

     Amounts deferred by a participant under the Plan will be credited by book entry to one or more deferred compensation accounts maintained on behalf of the participant. The value of a participant's accounts will be based on the performance of benchmark investment funds selected by the participant under the Plan (including the Company stock fund) for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment.
Since no participant deferrals actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. The Benefit Plan Administrative Committee appointed by the Board of Directors of the Company has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan.

     The obligations of the Company under the Plan (the "Obligations") are unsecured general obligations to pay in the future the value of the participants' deferred compensation accounts (i) adjusted to reflect the performance of the selected measurement investment funds and (ii) reduced by the outstanding balance of any debt owed to the Company or any of its subsidiaries by the respective participant upon termination of employment and (iii) further reduced by any damages associated with the respective participant's termination of employment for justifiable cause, if applicable, all such adjustments and reductions in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency.

     The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Company maintains a trust to hold assets to be used for payment of Obligations. The assets held by such trust will be subject to the claims of the Company's general creditors.

     Obligations are generally payable under the Plan upon (i) retirement at or after age 55, (ii) disability, (iii) resignation or discharge, (iv) death, (v) a determination by the Benefit Plan Administrative Committee that a participant has suffered a financial hardship, and (vi) at the election of the participant, a specific payment date designated by the participant at least five years from the date the fixed period deferred compensation account is established and prior to his termination of employment.

     The Obligations cannot be assigned, alienated, pledged or encumbered. The Obligations are not convertible into any security of the Company.

     The Company may amend or terminate the Plan at any time, provided that any benefits accrued by participants under the Plan before the effective date of the applicable amendment or termination may not be reduced by such amendment or termination without the participant's consent.


Indemnification of Directors and Officers

     Section EIGHTH of the Articles of Incorporation authorizes the Company to provide for indemnification of officers and directors through, among other ways, a provision in its by-laws. Section 13 of Article III of the Company's By-laws provides that the registrant shall indemnify its directors and officers from liabilities and expenses to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"). Accordingly, pursuant to the terms of the MGCL as presently in effect, the Company may indemnify any director unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. In addition, the Company's By-Laws require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland.



Interests of Named Experts and Counsel

     The firm of McBreen, McBreen & Kopko is issuing an opinion in connection with the enforceability of certain deferred compensation obligations of the Company under the Plan. Frederick H. Kopko, Jr. and Hugh G. McBreen, two partners of McBreen, McBreen & Kopko, are directors and substantial shareholders of the Company. Messrs. Kopko and McBreen have executed promissory notes to purchase stock from the Company. The firm provides legal services to the Company.

Exhibits


  4.1 Butler International, Inc. Supplemental Executive Retirement Plan and the First Amendment thereto


  4.2 Trust Under Butler International, Inc. Supplemental Executive Retirement Plan

  5    Opinion of Legal Counsel

 23    Consent of Deloitte & Touche LLP


 24    Power of Attorney (contained in signature page)


Undertakings

    (a) The undersigned registrant hereby undertakes:


1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on December 15, 1998.


                              BUTLER INTERNATIONAL, INC.


                              By:    /s/ Warren F. Brecht
                                 -----------------------------
                                  Warren F. Brecht, Secretary


                               POWER OF ATTORNEY


     We, the undersigned officers and directors of Butler International, Inc., hereby severally and individually constitute and appoint Warren F. Brecht and Michael C. Hellriegel, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Name                        Title                           Date
----                        -----                           ----


/s/ Edward M. Kopko         Chairman and Chief               December 15, 1998
--------------------------  Executive Officer
    Edward M. Kopko         (Principal Executive Officer)


/s/ Michael C. Hellriegel   Senior Vice President and        December 15, 1998
--------------------------  Chief Financial Officer
    Michael C. Hellriegel   (Principal Financial Officer)
                            (Principal Accounting Officer)

/s/ Warren F. Brecht        Secretary                        December 15, 1998
--------------------------
    Warren F. Brecht

/s/ Frederick H. Kopko, Jr.      Director                   December 15, 1998
----------------------------
    Frederick H. Kopko, Jr.

/s/ Hugh G. McBreen              Director                   December 15, 1998
----------------------------
    Hugh G. McBreen

/s/ John F. Hegarty              Director
----------------------------                                December 15, 1998
    John F. Hegarty

/s/ Nikhil S. Nagaswami
----------------------------     Director                   December 15, 1998
    Nikhil S. Nagaswami

                                 EXHIBIT INDEX


Exhibit No.     Description


  4.1 Butler International, Inc. Supplemental Executive Retirement Plan and the First Amendment thereto

  4.2 Trust Under Butler International, Inc. Supplemental Executive Retirement Plan


  5             Opinion of Legal Counsel

 23             Consent of Deloitte & Touche LLP

 24             Power of Attorney (contained in signature page)